EXHIBIT 15.1






                             November 8, 1995




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                             RE:  Foodbrands America, Inc.
                                  Registration on Form S-8


We are aware that our report dated October 17, 1995 on our review of interim financial information of Foodbrands America, Inc. for the periods ended September 30, 1995, and October 1, 1994, and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1995, is incorporated by reference in the Registration Statement on Form S-8 (File No. 33-45974) of Foodbrands America, Inc. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.





                             COOPERS & LYBRAND L.L.P.